Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE ISSUER IF PUBLICLY DISCLOSED

EXECUTION VERSION

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”), dated and effective as of February 16, 2016 (“Effective Date”), is entered into by and between NantBioScience, Inc., a Delaware corporation (“NantBio”), and Etubics Corporation, a Delaware corporation (“Etubics”). NantBio and Etubics are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Etubics is the owner of, and/or Controls the rights in, certain Licensed Patents, Licensed Know How and the Etubics Platform related to the Licensed Product and has the right to grant licenses thereto as contemplated hereby.

NantBio desires to obtain a license to use the Licensed Patents, Licensed Know How and the Etubics Platform upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.    Definitions. For purposes of this Agreement, in addition to words defined elsewhere, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person.

“Cell Line” means Etubics’ proprietary E.C7 human cell line (a 293 based cell line which contains the genes that have been deleted from the Ad5 virus) and the related master cell bank, including in each case modifications, improvements, derivatives and/or progeny thereof or thereto.

“Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the pharmaceutical industry by a company of comparable size in connection with the development or commercialization of pharmaceutical products that are of similar status, taking into account the proprietary position of the product (including intellectual property scope, subject matter and coverage), safety and efficacy, product profile, competitiveness of the marketplace, the regulatory status and approval process, anticipated or approved labeling, present and future market potential, the probable profitability of the applicable product (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors such as technical, legal, scientific or medical factors.

“Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any Licensed Know How, Licensed Patents, the Etubics Platform or other intellectual property right, the possession (whether by ownership or license) by a Party of the ability to grant to the other Party a license or sublicense as provided herein to such Licensed Know How, Licensed Patents, the Etubics Platform or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party.

“Covered” means, with respect to any Licensed Patent, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by using, making, having made, selling, offering for sale, importing or any other exploitation of the Licensed Product; provided, that in determining whether a Valid Claim that is a claim of a pending application would be infringed, it shall be treated as if issued as then currently being prosecuted.

“Etubics Platform” means collectively the Cell Line and the Gene Delivery Technology.

“First Commercial Sale” means, with respect to a product in any country, the first sale for end use or consumption of such product in such country after marketing approval has been granted in such country. First Commercial Sale excludes any sale or other distribution of such product for use in a clinical trial or other development activity, promotional use (including samples) prior to marketing approval or for compassionate use or on a named patient basis.

“Gene Delivery Technology” means the Company’s proprietary viral vector gene delivery technology, including modifications, improvements and/or derivatives thereof or thereto.

“Infringement” means any infringement as determined by law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

“Know How” means all techniques, technology, trade secrets, inventions (whether patentable or not), methods, know how, sequences, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents and other information.

“Licensed Know How” means all Know How (a) relating to, or necessary or useful for the research, development, manufacture or commercialization of, the Licensed Product and (b) Controlled by Etubics or its Affiliates, whether Controlled by Etubics or its Affiliates as of the Effective Date of thereafter.

“Licensed Patents” means all Patents (a) Covering the Licensed Product (including Patents arising out of Modifications) and (b) Controlled by Etubics or its Affiliates, whether Controlled by Etubics or its Affiliates as of the Effective Date or thereafter.

“Licensed Product” means Etubics’ proprietary product ETBX-021 (Ad5 [E1-, E2b-]-HER2), a cancer immunotherapeutic which is comprised of an extensively deleted recombinant Adenovirus serotype 5 virus (Ad5 [E1-, E2b-]) carrying a modified HER2/neu gene. For the avoidance of doubt, THE Licensed Product includes the Cell Line.

“Net Sales” mean the gross amount invoiced by a Selling Party on all sales of the Licensed Product, less (a) discounts actually given; (b) credits for claims, allowances, retroactive price reductions or returned goods; (c) prepaid freight; and (d) sales taxes or other governmental charges actually paid in connection with sales of the Licensed Product (but excluding what are commonly known as income taxes and value-added taxes). Net Sales shall include all consideration charged by the Selling Party in exchange for any Licensed Product, including without limitation any monetary payments or any other property whatsoever. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Licensed Product shipped for delivery. Sales of the Licensed Product by NantBio to any Affiliate or Sublicensee or by any Sublicensee to an Affiliate or other Sublicensee which is a reseller thereof shall be excluded from calculating Net Sales, and only the subsequent sale of the Licensed Product by such Selling Party to unrelated parties shall be deemed Net Sales hereunder. Product provided without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, indigent programs or for use as samples will be excluded from the computation of Net Sales. Where the Licensed Product is sold in combination with other pharmaceutical products, diagnostic products or active ingredients (collectively, “Combination Components”), Net Sales will be calculated by multiplying the Net Sales of the Combination Components by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Components if sold separately in such country. If no such separate sales are made by NantBio, its Affiliates or Sublicensees in a country, Net Sales of the Combination Components will be calculated in a manner determined by NantBio in good faith based upon the relative value of the active components of such Combination Components.

“Patents” means all rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction, including all provisionals, substitutions, continuations, continuations-in-part, additions, divisionals, patent term extensions, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs, pediatric exclusivity periods, and foreign equivalents to any of the foregoing.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Regulatory Filings” means any and all submissions, correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any governmental authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the Licensed Product.

“Selling Party” means NantBio, any Sublicensee(s) or the Affiliates of any of the foregoing.

“Sublicensee” means any Person other than an Affiliate of NantBio to which NantBio (or a Sublicensee) has granted a sublicense under this Agreement.

“Third Party” means a Person other than (a) Etubics or any of its Affiliates and (b) NantBio or any of its Affiliates.

“Valid Claim” means a claim of any issued and unexpired patent or patent application within the Licensed Patent that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, that if a claim of a pending patent application within the Licensed Patents shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim issues.

2.    Grant of Rights.

(a)    License. Subject to the terms and conditions of this Agreement, Etubics hereby grants to NantBio and its Affiliates a worldwide, exclusive (even as to Etubics) license, with the right to sublicense (through one or more multiple tiers) in, to and under the Licensed Patents, Licensed Know How and Etubics Platform, including Modifications, to research, develop, make and have made, to use and have used, to offer to sell, to sell and have sold and to import and export and otherwise exploit the Licensed Product. During the term of this Agreement, neither Etubics nor any of its Affiliates will enter into any agreement or otherwise license, grant, assign, transfer, convey or otherwise encumber or dispose any right, title or interest in, to or under any of the Licensed Patents, Licensed Know How or Etubics Platform, including Modifications, which agreement, license, grant, assignment, transfer, conveyance, encumbrance or disposition would conflict with the rights granted to NantBio and its Affiliates hereunder (which foregoing restriction shall for the avoidance of doubt include, without limitation, the grant of any rights to the Licensed Product).

(b)    Michigan Rights. The Parties acknowledge and agree that, as of the Effective Date, Etubics is the exclusive licensee of certain intellectual property rights (the “Michigan Rights”) owned by the Regents of the University of Michigan (“Michigan”) pursuant to a certain exclusive license between Etubics and Michigan originally entered into as of June 20, 2003 (as amended prior to the Effective Date, the “Michigan License”) and that the license in Section 2(a) includes sublicenses under the Michigan Rights. In furtherance of the foregoing, NantBio agrees to comply with the obligations of a sublicensee under the Michigan License, including the obligations set forth on Exhibit A attached hereto. Etubics will notify Michigan of this Agreement within 30 days of the Effective Date in accordance with Section 6.2 of the Michigan License. Etubics will not terminate, amend or modify the Michigan License in any manner adverse to NantBio or its Sublicensees without the prior written consent of NantBio. If requested by NantBio, upon termination of the Michigan License, Etubics shall use commercially reasonable efforts to obtain a direct license to the Michigan Rights for NantBio on terms that are at least as favorable to NantBio as the terms set forth in the Michigan License. NantBio will not have any responsibility with respect to the obligations of Etubics under the Michigan License.

(c)    Transfer of Licensed Know How and Etubics Platform. Promptly following (and in any event within thirty (30) days after) the Effective Date, Etubics shall transfer to NantBio the Licensed Know How and the Etubics Platform then in its possession or Control (and thereafter Etubics shall from time to time transfer to NantBio any Licensed Know How and the Etubics Platform it thereafter acquires or upon reasonable request of NantBio). In addition, during the term of this Agreement, Etubics will provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to NantBio, with respect to the use of such Licensed Know How and the Etubics Platform in accordance with the licenses granted to NantBio hereunder.

(d)    Regulatory Filings. Promptly following (and in any event within thirty (30) days after) the Effective Date, Etubics will convey, assign and transfer to NantBio all Regulatory Filings relating to the Licensed Product. Without limiting the generality of the foregoing, Etubics hereby grants to NantBio an exclusive and irrevocable right of access and reference to any and all Regulatory Filings (along with all data and results of the development program undertaken by or on behalf of Etubics) relating to the Licensed Product, and shall cooperate fully to make the benefits of such Regulatory Filings, data and results available to NantBio and its designee(s) on a worldwide basis. In addition, during the term of this Agreement, Etubics will provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide support to NantBio, with respect to the Regulatory Filings. From and after the Effective Date, as between the Parties, NantBio will be responsible for preparing, filing and maintaining, and will own, all Regulatory Filings and related submissions with respect to the Licensed Product and will bear the cost of such preparation, filing, maintenance and ownership.

(e)    Modifications. NantBio shall have the right to replicate, modify or otherwise create derivatives of or improvements to the Etubics Platform and/or the Licensed Know How in any way, including, without limitation, genetic modification and manipulation (including any intellectual property rights pertaining thereto, “Modifications”). Modifications shall be owned by Etubics (and NantBio agrees to transfer and assign, and hereby transfers and assigns, to Etubics all right, title and interest in, to and under such Modifications, subject only to the license granted thereto in Section 2(a) above).

(f)    Responsibility. Following the Effective Date and at all times during the term of this Agreement, NantBio and its Affiliates and Sublicensees shall be responsible for, and shall bear all costs associated with, the research, development and commercialization of the Licensed Product, including regulatory, manufacturing, distribution, marketing and sales activities. Subject to the terms of this Agreement, all decisions concerning the research, development, marketing, sales, commercialization and exploitation of the Licensed Product, including the clinical and regulatory strategy, design, sale, price and promotion of the Licensed Product, shall be within the sole discretion of NantBio and its Affiliates and Sublicensees.

(g)    Diligence. NantBio shall use Commercially Reasonable Efforts to develop and commercialize the Licensed Product. The efforts of NantBio’s Affiliates and Sublicensees shall be treated as the efforts of NantBio when evaluating NantBio’s compliance with the foregoing diligence obligations.

(h)    No Additional Rights. Nothing contained herein shall be construed to confer any rights upon either Party by implication, estoppel or otherwise as to any technology or patent or other intellectual property rights of the other Party other than as expressly set forth herein.

3.    Royalties and Other Consideration.

(a)    Royalties. NantBio shall pay to Etubics a royalty, on a country-by-country basis, in the amount of [*] of Net Sales of the Licensed Product sold by a Selling Party during the applicable Royalty Term. Royalties will be payable on a quarterly basis; any such payments shall be made within forty-five (45) days after the end of the calendar quarter during which the applicable Net Sales occurred. NantBio’s obligation to pay royalties with respect to the Licensed Product in a particular country shall commence upon the First Commercial Sale of the Licensed Product in such country and shall expire on a country-by-country basis on the later of (i) the date on which the exploitation of the Licensed Product no longer Covered by any Valid Claim of a Licensed Patent in such country and (ii) ten (10) years after First Commercial Sale of the Licensed Product in such country (the “Royalty Term”). In the event that at the time of sale of the a Licensed Product by a Selling Party, no Valid Claim of a Licensed Patent Covers the Licensed Product in the country of sale, the royalty rate applicable to such sales shall be reduced by [*].

(b)    Third Party Royalty Offset. The royalty rate set forth in Section 3(a) above shall be reduced, on a country-by-country basis and calendar quarter-by-calendar quarter basis, by an amount equal to [*] of any payments made to a Third Party in a calendar quarter on sales of the Licensed Product in such calendar quarter in such country in consideration for a license to any Patents owned or otherwise controlled by a Third Party (“Third Party Patents”) that NantBio reasonably determines would be infringed by the manufacture, use, sale, offer for sale, import or exploitation of the Licensed Product; provided, that in no event shall the royalty payable under this Agreement in any given calendar year be reduced below [*]of the royalty percentage set forth in Section 3(a) above (i.e., never below [*]). NantBio may carry over and apply any payments made to a Third Party as described in this Section 3(b)

that are incurred or accrued but are not deducted in one calendar quarter to any subsequent calendar quarter(s), subject to the limitations set forth in this Section 3(b) until such royalty credits are completely expended. For the avoidance of doubt, Third Party Patents shall not include any Patents claiming or covering items that are treated as “other product(s) included in the Combination Components” for purposes of calculating Net Sales.

(c)    Arms-Length Transactions. On sales of the Licensed Product which are made in other than an arms-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arms-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

(d)    Method of Payment. Unless otherwise agreed by the Parties, all payments due from NantBio to Etubics under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to the account designated in writing by Etubics. After the First Commercial Sale of the first Licensed Product and until expiration of the Royalty Term, NantBio shall prepare and deliver to Etubics royalty reports of the sale of the Licensed Product by the Selling Parties for each calendar quarter within forty-five (45) days of the end of each such calendar quarter specifying in the aggregate and on a country-by-country basis: (i) total gross amounts for the Licensed Product sold or otherwise disposed of by a Selling Party; (ii) amounts deducted by category in accordance with the definition of “Net Sales” from gross amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable.

(e)    Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to Etubics in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of Etubics or its nominee in any commercial bank or trust company of Etubics’s choice located in that country, prompt written notice of which shall be given by NantBio to Etubics.

(f)    Foreign Taxes. Any tax required to be withheld by NantBio under the laws of any foreign country from any royalty or other payments due to Etubics hereunder or for the accounts of Etubics shall be promptly and timely paid by NantBio for and on behalf of Etubics to the appropriate governmental authority, and NantBio shall furnish Etubics with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on Etubics’s behalf shall be deducted from royalty payments due Etubics.

(g)    Record Keeping. NantBio shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of the Licensed Product sold under this Agreement, appropriate to determine the amount of royalties and other monies due to Etubics hereunder. Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate. Etubics and Michigan will each have the right, once annually at their own expense, to have its auditors or an independent, certified public accounting firm, selected by it and subject to NantBio’s prior written consent (which shall not be unreasonably withheld), review any such records of NantBio and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than thirty (30) days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made hereunder within the thirty-six (36) month period preceding the date of the request for review. No calendar year will be subject to audit more than once. NantBio will receive a copy of each such report concurrently with receipt by Etubics. Should such inspection lead to the discovery of a discrepancy to Etubics’s detriment, NantBio will, within forty-five (45) days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy plus interest on said sum at the rate of one percent (1.0%) per month (prorated for a partial month) accruing from the date such underpaid amount was initially due. Etubics or Michigan will pay the full cost of the review unless the underpayment of amounts due is greater than ten percent (10%) of the amount due for the entire period being examined, in which case NantBio will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to NantBio’s detriment, NantBio may credit the amount of the discrepancy, without interest, against future payments payable to Etubics under this Agreement, and if there are no such payments payable, then Etubics shall pay to NantBio the amount of the discrepancy, without interest, within forty-five (45) days of NantBio’s receipt of the report.

4.     Intellectual Property.

(a)    Ownership. Inventorship of inventions made or conceived in the course of activities performed under this Agreement will be determined by application of U.S. patent laws pertaining to inventorship. Subject to the licenses and sublicenses granted by Etubics to NantBio under this Agreement, each Party shall own all right, title and interest in and to any inventions, works-of-authorship and developments (and all intellectual property with respect thereto) invented, created or developed by such Party in the course of performance of this Agreement.

(b)    Prosecution. Etubics shall have the right, but not the obligation, to control the preparation, filing, prosecution and maintenance (including any oppositions, cancellations, interferences, reissue proceedings, derivation proceedings, or reexaminations) (collectively, “Prosecution” or “Prosecute”) of the Licensed Patents at Etubics’s sole expense. Etubics shall reasonably consult with NantBio regarding the patent filing strategy for the Licensed Patents prior to Prosecution thereof and the Prosecution of the Licensed Patents, in each case to the extent related to the Licensed Product or otherwise relevant to the rights granted hereunder, by providing NantBio a Reasonable Opportunity to review and comment on all proposed submissions to any patent office before submission. For the purpose of this Agreement, “Reasonable Opportunity” means that NantBio shall receive from Etubics or patent counsel true copies of all documents relating to the Prosecution of patent applications and patents within the Licensed Patents as soon as reasonably practical after Etubics has prepared or received such documents and materials, together with any documents submitted by Etubics to or received by Etubics from such patent office with respect to such Prosecution. Etubics shall, in its reasonable judgment and to the extent practicable, consider in good faith and reasonably incorporate NantBio’s comments concerning such documents and materials that Etubics receives from NantBio.

(c)    NantBio Step-In Right. If Etubics declines to Prosecute or maintain any Licensed Patent, elects to allow any Licensed Patent to lapse, or elects to abandon any Licensed Patent before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(i)    Etubics shall provide NantBio with reasonable notice of such decision so as to permit NantBio to decide whether to Prosecute such Abandoned Patent Right and to take any necessary action (which notice shall, to the extent reasonably feasible for Etubics, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(ii)    NantBio, at NantBio’s expense, may assume control of the Prosecution of such Abandoned Patent Right.

(iii)    NantBio shall have the right to transfer the responsibility for such Prosecution of such Abandoned Patent Right to patent counsel (outside or internal) selected by NantBio.

(iv)    Etubics shall use commercially reasonable efforts to assist and cooperate with NantBio’s reasonable requests to support Prosecution of such Abandoned Patent Right.

(d)    Etubics Enforcement. Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent by a Third Party is uncovered or reasonably suspected. Etubics shall have the first right to enforce any patent within the Licensed Patents against any Infringement or alleged Infringement thereof, and shall at all times keep NantBio informed as to the status thereof. Etubics may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4(g) below. NantBio shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at Etubics’ expense. Etubics shall not enter into any settlement of any claim described in this Section 4(d) that admits to the invalidity or unenforceability of any Licensed Patent, incurs any financial liability on the part of NantBio or requires an admission of liability, wrongdoing or fault on the part of NantBio without NantBio’s prior written consent, in each case, such consent not to be unreasonably withheld.

(e)    NantBio Enforcement. If Etubics elects not to enforce any patent within the Licensed Patents, then it shall so notify NantBio in writing within nine (9) months of receiving notice that an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and NantBio may, in its sole judgment, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4(g) below. Etubics shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at NantBio’s expense. NantBio shall not enter into any settlement of any claim described in this Section 4(e) that admits to the invalidity or unenforceability of any Licensed Patent, incurs any financial liability on the part of Etubics or requires an admission of liability, wrongdoing or fault on the part of Etubics without Etubics’ prior written consent, in each case, such consent not to be unreasonably withheld.

(f)    Progress Reports. The Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

(g)    Recovery. The costs and expenses of the Party bringing suit under Section 4(d) or 4(e) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) the remainder of the recovery shall be shared as follows:

(i)    If Etubics is the Enforcing Party, [*] to Etubics and [*] to NantBio; and

(ii)    If NantBio is the Enforcing Party, [*] to NantBio and [*] to Etubics.

5.     Representations and Warranties.

(a)    Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(i)    It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(ii)    It has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a third party and to perform its obligations hereunder.

(iii)    It has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(iv)    All necessary consents, approvals and authorizations of all applicable competent authorities and other persons required to be obtained by such Party in order to execute and perform this Agreement on behalf of such Party have been obtained.

(v)    The execution and delivery of this Agreement and the performance of such Party’s obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

(b)    In addition, Etubics hereby represents and warrants to NantBio as of the Effective Date that:

(i)    Each item of the Licensed Patents (x) is valid, subsisting and in full force and effect, (y) has not been abandoned or passed into the public domain and (z) is free and clear of any liens or encumbrances.

(ii)    Except as disclosed in writing to NantBio, Etubics has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Licensed Patents, Licensed Know How or the Etubics Platform to any Person.

(iii)    Etubics Controls the Licensed Patents, Licensed Know How and Etubics Platform and has all rights necessary to grant the licenses to NantBio hereunder.

(iv)    No patent application or registration within the Licensed Patents is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. §1.291.

(v)    No Person has made any claim or allegation to Etubics or its Affiliates in writing that such Person has any right or interest in, to or under the Licensed Patents and/or the Etubics Platform.

(vi)    Etubics has no knowledge of any facts, circumstances or information that (x) would render any Licensed Patent invalid or unenforceable or (y) would adversely affect any pending application for any Licensed Patent.

(vii)    Etubics has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Licensed Patent that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Licensed Patent. All necessary registration, maintenance and renewal fees in connection with each item of the Licensed Patents have been paid and all necessary documents and certificates in connection with such Licensed Patents have been filed with the relevant patent or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Licensed Patents.

(viii)    To the knowledge of Etubics, no claim or litigation has been brought or threatened by any Third Party alleging that (x) the Licensed Patents are invalid or unenforceable or (y) the manufacture, sale, offer for sale, importation or exploitation of the Licensed Product and/or the Etubics Platform infringe or misappropriate or would infringe or misappropriate any right of any Third Party.

(ix)    Etubics has provided a true, correct and complete copy of the CRADA and the Michigan License to NantBio.

(c)    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 5, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

6.    Confidentiality.

(a)    Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of third parties. The terms and conditions of this Agreement will be deemed Confidential Information of both Parties.

(b)    Restrictions. Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 6. Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 6. Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

(c)    Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (i) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (iii) is obtained by Receiving Party or any of its Affiliates from a third party under no legal obligation of confidentiality to Disclosing Party; or (iv) has been independently developed by employees, subcontractors, consultants or agents of Receiving

Party or any of its Affiliates without the use of or derivation from Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

(d)    Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i)    in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(ii)    in order for it to reasonably fulfill its obligations herein and to conduct its ordinary course of business, to its subcontractors, vendors, outside legal counsel, accountants and auditors under obligations of confidentiality substantially similar in scope to the confidentiality obligations herein;

(iii)    in connection with prosecuting or defending litigation, marketing approvals and other regulatory filings and communications, and prosecuting and enforcing Patents and other intellectual property rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(iv)    in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where NantBio is the Receiving Party); potential and permitted acquirers or assignees; and potential investment bankers, investors and lenders;

provided, that (1) with respect to Sections 6(d)(i) and (d)(iii), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 6(d)(iv), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 6(b) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

(e)    The obligations of the Parties under clauses (a), (b) and (d) of Section 6 shall last until the applicable Confidential Information is no longer secret and confidential or until one of the exceptions in clause (c) applies to such Confidential Information, whichever occurs first.

(f)    Publicity. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 6(d). Except as required by law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may need to be obtained in accordance with this Section 6(f) or Section 6(g) below). In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed and timing requirements for disclosure, as required by any applicable law, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than two (2) business days or less, as may be required for disclosure by any applicable law). If the Receiving Party provides any comments, the Parties will consult on such

Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release, provided that the other Party provided its written consent hereto as stated in this Section 6(f), and such consent shall not be unreasonably withheld, conditioned or delayed.

(g)    Publications. Subject to the provisions of this Sections 6(g), NantBio shall have the right to publish with respect to the Licensed Product, and to make scientific presentations on the Licensed Product. Except as required by law or court order, for any proposed publication or presentation regarding the Licensed Product, NantBio: (i) shall transmit a copy of the proposed publication for review and comment to the Etubics at least fifteen (15) days prior to the submission of such publication to a Third Party; (ii) shall postpone such publication for up to an additional forty-five (45) days upon the reasonable request of Etubics to allow the consideration of appropriate patent applications or other protection to be filed; and (iii) upon request of Etubics shall remove all Confidential Information of Etubics.

(h)    Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

7.    Term and Termination.

(a)    Term. The term of this Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Section 7, shall continue in full force and effect until expiration of the last-to-expire Royalty Term for the Licensed Product. Upon expiration of this Agreement, the licenses and sublicenses granted to NantBio by Etubics under this Agreement shall be fully paid-up and irrevocable.

(b)    Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both Parties.

(c)    Termination by Etubics for Breach. Etubics will have the right to terminate this Agreement in full upon delivery of written notice to NantBio in the event of any material breach by NantBio of any terms and conditions of this Agreement, provided, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by Etubics to NantBio specifying in reasonable detail the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if NantBio (a) proposes within such ninety (90)-day period a written plan to cure such breach and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, Etubics may not terminate this Agreement for so long as NantBio is diligently pursuing such cure in accordance with such plan.

(d)    Termination by NantBio. NantBio may terminate this Agreement as follows:

(i)    Breach. NantBio will have the right to terminate this Agreement upon delivery of written notice to Etubics in the event of any material breach by Sorrento of any terms and conditions of this Agreement; provided that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by NantBio to Etubics specifying the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if Etubics (a) proposes within such ninety (90)-day period a written plan to cure such breach and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, NantBio may not terminate this Agreement for so long as Etubics is diligently pursuing such cure in accordance with such plan.

(ii)    Voluntary Termination. NantBio may terminate this Agreement, in whole or on a Licensed Product-by-Licensed Product and/or country-by-country basis, at any time upon 60 days’ written notice to Etubics. Following any such termination, NantBio agrees, at Etubics’ request, to negotiate in good faith a written agreement with Etubics under which Etubics would receive a license to intellectual property Controlled by NantBio that is necessary or useful for the development, manufacturing or commercialization of a terminated Licensed Product in a terminated country, on financial and other terms to be negotiated by the Parties.

(e)    Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall (i) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (ii) propose a written agreement of composition or extension of its debts, (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (iv) propose or be a party to any dissolution or liquidation, (v) make an assignment for the benefit of its creditors or (vi) admit in writing its inability generally to meet its obligations as they fall due in the general course.

(f)    Effect of Termination. Upon any termination of this Agreement: (i) as of the effective date of such termination, all licenses granted by Etubics to NantBio under this Agreement shall terminate automatically; (ii) each Party shall return all Confidential Information of the other Party; (iii) NantBio will destroy the Cell Line and will make no further use of the Etubics Platform or Licensed Know How for any purpose; and (iv) NantBio shall cease development, manufacturing and commercialization of the Licensed Product. Notwithstanding the foregoing, if NantBio terminates this Agreement pursuant to Section 7(d)(i), NantBio may elect by written notice to Etubics to have the following provisions apply as an alternative: all rights and obligations of the Parties under this Agreement shall terminate, except that the licenses granted in Section 2 shall survive and NantBio’s payment obligations pursuant to Section 3(a) shall be reduced by 50% (which royalty reduction shall be NantBio’s sole and exclusive remedy for the breach giving rise to such termination). If termination is only with respect to a particular country, then the provisions of this Section 7(f) will only apply with respect to such country, and this Agreement shall continue with respect to the non-terminated countries (including NantBio’s right to develop and/or manufacture Licensed Product in a terminated country solely for commercialization in one or more non-terminated countries).

(g)    Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 1, 3(g), 4(a), 5, 6, 7(f), 7(g), 8 and 9 as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of this Agreement. Termination shall not relieve any Party from any liability which has accrued prior to such termination.

8.    Indemnification and Insurance.

(a)    Indemnity by Etubics. Etubics agrees to defend NantBio and its (and its Affiliates’) directors, officers, employees and agents (the “NantBio Indemnified Parties”) at Etubics’ cost and expense, and will indemnify and hold NantBio and the other NantBio Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) the negligence or willful misconduct of Etubics or its Affiliates in connection with its activities under this Agreement or (ii) the material breach of this Agreement or the representations and warranties made hereunder by Etubics or its Affiliates; except to the extent such Losses result from clause (i), (ii) or (iii) of Section 8(b) below. In the event of any such claim against the NantBio Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) NantBio promptly notifying Etubics in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of Etubics except to the extent Etubics is actually materially prejudiced thereby) and (y) NantBio granting Etubics sole management and control, at Etubics’ sole expense, of the defense of the claim and its settlement (provided, however, that Etubics shall not settle any such claim without the prior written consent of NantBio if such settlement does not include a complete release from liability or if such settlement would involve NantBio undertaking an obligation (including the payment of money by a NantBio Indemnified Party), would bind or impair a NantBio Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of NantBio or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the NantBio Indemnified Parties reasonably cooperating with Etubics (at Etubics’ expense). The NantBio Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

(b)    Indemnity by NantBio. NantBio agrees to defend Etubics and its (and its Affiliates’) directors, officers, employees and agents (the “Etubics Indemnified Parties”) at NantBio’s cost and expense, and will indemnify and hold Etubics and the other Etubics Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) the negligence or willful misconduct of NantBio, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (ii) the material breach of this Agreement or the representations, warranties and covenants made hereunder by NantBio or (iii) the exploitation of the Licensed Product by or on behalf of NantBio, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (i) or (ii) of Section 8(a) above. In the event of any such claim against the Etubics Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Etubics promptly notifying NantBio in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of NantBio except to the extent NantBio is actually materially prejudiced thereby) and (y) Etubics granting NantBio shall sole management and control, at NantBio’s sole expense, the defense of the claim and its settlement (provided, however, that NantBio shall not settle any such claim without the prior written consent of Etubics if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Etubics Indemnified Party), would bind or impair a Etubics Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Etubics or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Etubics Indemnified Parties reasonably cooperating with NantBio (at NantBio’s expense). The Etubics Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

(c)    LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL,

INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS CLAUSE (C) SHALL NOT APPLY WITH RESPECT TO (I) ANY BREACH OF SECTION 6 OR (II) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS CLAUSE (C) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS SECTION 8 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

(d)    Insurance. NantBio shall at its own expense procure and maintain during the term of this Agreement (and for at least five (5) years thereafter) commercial general liability insurance and other insurance policies in such amounts and types as are consistent with normal business practices of prudent pharmaceutical companies to adequately cover the same or substantially similar obligations as NantBio’s obligations herein. Each insurance policy required by and procured by NantBio under this Section 8(d) shall name Etubics and Michigan, including its Regents, fellows, officers and employees, as an additional insured. Such insurance shall not be construed to create a limit of NantBio’s liability with respect to its indemnification obligations under this Section 8. NantBio shall provide Etubics and Michigan with a certificate of insurance or other evidence of such insurance, upon request.

9.    Miscellaneous.

(a)    Fees and Expenses. Each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel).

(b)    Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

(c)    Independent Contractors. The relationship between NantBio and Etubics created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

(d)    Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

(e)    Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the Parties hereto. No waiver by any Party hereto of any provision hereof shall be effective unless set forth in a writing executed by the Party so waiving. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

(f)    Governing Law and Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within that State without regard to its conflicts of laws provisions. Any claim or controversy between the Parties arising out of the circumstances and relationships contemplated by this Agreement, including disputes relating to the validity, construction or interpretation of this Agreement (“Disputes”), shall, upon written notice of Etubics to NantBio or NantBio to Etubics, as applicable, be referred for resolution by final, binding arbitration in accordance with the provisions of this Section 9(f). The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator. The arbitrator shall engage an independent expert with experience in the subject matter of the Dispute to advise the arbitrator. With respect to any Dispute arising under this Agreement, the Parties and the arbitrator shall use all reasonable efforts to complete any such arbitration within six (6) months from the issuance of notice of a referral of any such Dispute to arbitration. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute. The Parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding the Dispute presented to the arbitrator. Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitrator shall not be made public without the mutual consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that a Party may make such disclosures as are permitted for Confidential Information under Section 6 above. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in the Borough of Manhattan in the State of New York. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator, and the cost of the arbitrator and administrative fees of JAMS. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute, a Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

(g)    Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (i) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, (ii) to Michigan (in the case of Etubics), or (iii) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement, without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 9(g) shall be null and void.

(h)    Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any governmental authority or the other Party; provided such failure or delay did not arise from the negligence or willful misconduct of the affected Party.

(i)    Interpretation. The captions to the Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (i) the word “including,” “includes,” “included,” and “include” shall be deemed to be followed by the phrase “without limitation” or like expression; (ii) the singular shall include the plural and vice versa; (iii) masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (iv) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; (v) each reference in this Agreement to a particular Section, appendix, schedule, or exhibit means a Section, appendix, schedule, or exhibit of or to this Agreement, unless another agreement is specified; (vi) “the word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) “or” is disjunctive but not necessarily exclusive; (viii) references to any Party or Person shall include its permitted successors or assigns; and (ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and business days means any day, except Saturday and Sunday, on which commercial banking institutions in Los Angeles, California are open for business. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

(j)    Third Party Beneficiaries. No Person other than the Parties hereto and their respective successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

(k)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(l)    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(m)    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9(m).

(n)    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and not alternative.

(o)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(p)    Enforcement. Each Party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed by the Parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each Party may have, each Party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(q)    Integration; Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. Except as otherwise expressly set forth herein, this Agreement and the Transaction Agreements embody the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Exclusive License Agreement as of the Effective Date.

ETUBICS CORPORATION

By:	/s/ Frank R. Jones
Name:	Frank R. Jones
Title:	President

Address:	Etubics Corporation
410 West Harrison Street, Suite 100
Seattle, Washington 98119
Attention: President

NANTBIOSCIENCE, INC.

By:	/s/ Charles Kim
Name:	Charles Kim
Title:	General Counsel

Address:	NantBioScience, Inc.
9920 Jefferson Boulevard
Culver City, California 90232
Attention: General Counsel